Exhibit 99.1

[i2 logo]

i2 Announces $100 Million Equity Investment by Q Investments

Investment expands Q Investments current position in i2; strengthens i2 balance sheet and cash position

i2 PLANET – SAN DIEGO – April 27, 2004 - i2 Technologies, Inc. (OTC: ITWO), a leading provider of closed-loop supply chain management solutions, today announced that Q Investments, a private investment firm and one of i2’s significant investors, has agreed to make a $100 million equity investment in i2. Q Investments currently holds approximately 32 million shares of common stock and $9 million of the convertible debt of i2. This investment will expand Q Investment’s equity holdings in i2 to approximately 140 million shares, representing a 26 percent ownership of the company on an as converted basis.

The $100 million investment will increase i2’s cash position to approximately $390 million based on the ending cash position of $290 million as of March 31, 2004 As a part of the investment agreement, i2 has agreed to expand its current board of directors to seven members of which two of the board members will represent Q Investments.

Equity Investment

The investment of $100 million by Q Investments will be in the form of a mandatorily convertible preferred stock, which is convertible into common stock of i2 at $.926 per share representing 105 percent of the volume weighted average price of the common stock for the two trading days of April 23 and April 26, 2004. The preferred stock is mandatorily convertible into common stock after ten years, and during the term, bears an annual 2 1/2 percent dividend which is payable semi-annually, in cash or in kind, at the company’s discretion. Terms also stipulate that if i2 common stock is trading at the equivalent of more than $2.50 per share any time after twenty-four months from the date of investment, i2 can require that Q’s preferred stock be converted to common stock. In addition, after four years, the company can force redemption by buying out the preferred stock for cash at 104% of the liquidation value of the security. The closing is expected to occur in the second quarter subject to satisfying the conditions to closing, including HSR approval.

“We believe that this investment significantly strengthens i2, and will benefit our customers and our shareholders. Q Investments has a successful track record in investing in companies in transition,” said Katy Murray, i2’s CFO. “This investment strengthens our financial position by increasing our total cash position and by putting the company in a net positive cash position. Customers can purchase i2 solutions and services with the confidence that i2 is a long-term partner. The investment also gives us a solid platform to pursue other strategies to further strengthen our balance sheet, should we decide to do so in the future.”

“Q has been a significant investor in i2 for the past four years, and as this new investment demonstrates, we continue to believe strongly in the company’s products, its strong management team, and its leadership position in the industry. The company will use this new capital to increase its cash position. This investment will provide the company with additional liquidity to fund and expand its business profitably,” said Pranav Parikh of Q Investments.

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i2 Announces $100 Million Equity Investment by Q Investments

i2 designs and delivers an extensive breadth of industry-leading supply chain software to help companies integrate between planning and execution by constantly adapting their planning models for changing business conditions. i2’s global customer base consists of some of the world’s market leaders – including seven of the Fortune global top 10 – and spans a variety of industries including automotive, high technology, retail and consumer product goods with additional resources put towards metals, aerospace and defense, and transportation companies.

i2 Planet

i2 will host an analyst meeting from its annual i2 Planet conference tomorrow, April 28, in San Diego. i2 Planet San Diego is a three-day interactive forum for the exchange of ideas and best practices in supply chain management, featuring presentations and networking opportunities with executives from some of the world’s most successful and innovative companies. i2 management will address analysts and investors from the event. A live web cast of the analyst meeting will be available beginning at 4:30 p.m. Eastern via the Company’s website at www.i2.com/investors.

About i2

A leading provider of closed-loop supply chain management solutions, i2 designs and delivers software that helps customers optimize and synchronize activities involved in successfully managing supply and demand. i2’s global customer base consists of some of the world’s market leaders – including seven of the Fortune global top 10. Founded in 1988 with a commitment to customer success, i2 remains focused on delivering value by implementing solutions designed to provide a rapid return on investment. Learn more at www.i2.com.

i2 is a registered trademark of i2 Technologies US, Inc. and i2 Technologies, Inc.

i2 Cautionary Language

This press release contains forward-looking statements that involve risks and uncertainties, including forward-looking statements regarding the expansion of i2’s board of directors, i2’s growth prospects, competitiveness and financial position. These forward-looking statements involve risks and uncertainties that may cause actual results to differ from those projected. For a discussion of factors which could impact i2’s financial results and cause actual results to differ materially from those in forward-looking statements, please refer to i2’s recent filings with the SEC, particularly the Annual Report on Form 10-K/A filed on March 17, 2004. i2 assumes no obligation to update the forward-looking information contained in this news release.

About Q

Q Investments is a private investment firm based in Fort Worth, TX. The firm currently manages through its family of funds $2 billion in capital for large institutions and wealthy families. The firm was founded in 1994 and has invested successfully across the whole capital structure including bank debt, bonds and equity with an emphasis on value investing.

For More Information Contact:

Melanie Ofenloch

i2 Corporate Communications

469-357-3027

melanie_ofenloch@i2.com

Barry Sievert

Shelton Investor Relations for i2

972-239-5119 ext 134

bsievert@sheltongroup.com